*CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED

SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TRATMENT HAS BEEN

REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

EXHIBIT 10.14

DEVELOPMENT

AGREEMENT

BETWEEN

THRESHOLD PHARMACEUTICALS, INC.

AND

MEDIBIC CO., LTD.

DEVELOPMENT AGREEMENT

THIS AGREEMENT is entered into as of the 30th day of November, 2004, (“Effective Date”) by and between THRESHOLD PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 951 Gateway Blvd., Suite 3A, South San Francisco, CA 94080, U.S.A. (“Threshold”), and MEDIBIC CO., LTD., a Japan corporation, having its head office at Daido Seimei Kasumigaseki Building 8F, 1-4-2 Kasumigaseki, Chiyoda-ku, Tokyo 100-0013 Japan (“MediBIC”).

RECITALS

WHEREAS, Threshold is engaged in the research and development of therapeutic pharmaceutical products and desires funding and development expertise to support the development in Asia of its glufosfamide product candidate;

WHEREAS, MediBIC is also engaged in the development of therapeutic pharmaceutical products; and

WHEREAS, Threshold and MediBIC desire to establish a relationship to develop in Asia a therapeutic product containing glufosfamide for the treatment of cancer;

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the following meaning, and the singular shall include the plural and vice versa:

1.1     “Affiliate” shall mean any corporation or other entity which controls, is controlled by, or is under common control with a party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity. Notwithstanding the foregoing, in no event shall any corporation or other entity in which MediBIC holds a equity or other ownership interest greater than 5% be deemed a Threshold Affiliate.

1.2     “Agreement” shall mean this Development Agreement.

1.3     “Asian Territory” shall mean Japan, North Korea, South Korea, China, Taiwan, Hong Kong, Indonesia, the Philippines, Thailand, Vietnam, Malaysia, Myanmar, Singapore, Cambodia, Laos, Bangladesh, India, and Brunei.

1.4     “Commercialization” shall mean all activities that are undertaken during the term of this Agreement that relate to the commercial manufacture, marketing, and sale of Compound Product in the Asian Territory, including advertising, education, planning, marketing, promotion, distribution, market and product support studies for the Compound Product in the Asian Territory.

1.5     “Compound” shall mean glufosfamide.

1.6     “Compound Product” shall mean any product that was developed by Threshold or a sublicensee of Threshold for marketing as a therapeutic that contains the Compound and that is for the treatment of cancer.

1.7     “Confidential Information” shall mean, subject to the limitations set forth in Section 8.1 hereof, information disclosed to one party by the other party.

1.8     “Development Plan” shall mean the plan agreed upon by the Parties under Article 4 of this Agreement for the development of Compound Product.

1.9     “Field” shall mean all human cancer therapeutic uses.

1.10     “First Indication” means that particular type of cancer that the Development Plan, agreed upon by the Parties, describes as the first cancer indication for which regulatory approval for the Compound Product will be sought in the Asian Territory.

1.11     “Initiation” means, with respect to the particular phase of a clinical trial (e.g., Phase I, Phase II or Phase III), the dosing of the first human patient in such trial.

1.12     “Japanese Pharmaceutical Company” shall mean a pharmaceutical company that maintains its corporate headquarters and its principal place of business in Japan.

1.13     “MediBIC Know-How” shall mean, to the extent MediBIC is free to grant rights therein and it is necessary and useful for the development, manufacture or sale of Compound Product, all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, clinical and preclinical results, information, and any physical, chemical or biological material, including cell lines, any replication or any part of such material, which MediBIC owns, controls or has a license to (with right to sublicense) during the term of this Agreement.

1.14     “MediBIC Payment” shall mean the payment made by MediBIC to Threshold per the terms of Article 3.

1.15     “MHW” shall mean the Japanese Ministry of Health and Welfare or such other agency or instrumentality of Japan to which the responsibilities and authority of the MHW are given or delegated from time to time.

1.16     “Net Revenues” shall mean, for purposes of Section 6.1, the upfront fees, milestone payments and royalties received by Threshold in the Asian Territory for the development and Commercialization of the Compound Product, excluding the US$4,750,000 to be paid by MediBIC as described in Section 3.1 of this Agreement, less any royalties and other milestones owed by

Threshold to a third party for such development and Commercialization. The Parties agree that, with respect to the up-front and any milestone payments that have been or are later paid to Baxter International, Inc., or its affiliates (“Baxter”) by Threshold pursuant to Threshold’s license agreement with Baxter for licensing of the Compound, one-third of such payments shall be attributable to development and Commercialization of Compound Product in the Asian Territory and therefore deducted from gross revenue. All of the subsequent royalties owed to Baxter for sales of Compound Product in the Asian Territory shall be deductible from gross revenues. For purposes of this definition, “gross revenue” shall mean, in the event that Threshold sublicenses a third party to develop and/or Commercialize Compound Product in the Asian Territory, the milestones and royalty payments received by Threshold from said third party.

1.17     “Net Sales” shall mean, for purposes of Section 6.2, with respect to a Compound Product, the gross amounts received for all quantities of such Compound Product sold by Threshold and its Affiliates to independent third parties in the Asian Territory after deducting (a) trade, quantity and cash discounts actually taken, (b) returns, rebates and allowances (including in connection with any Compound Product withdrawals or recalls), (c) duties, sales and excise taxes or other governmental charges, (d) transportation, delivery and insurance charges, (e) commissions or fees paid to third parties in connection with such sales to the extent not deducted above; (f) retroactive price reductions imposed by public authorities, and (g) sales for use in clinical trials or other scientific testing. With respect to sales of combination products, which shall consist of Compound Products combined with one or more other active ingredients, products or services, “Net Sales” from such sales shall be calculated by multiplying the Net Sales of that combination by the fraction A/(A + B), where A is the average gross selling price of the Compound Product sold separately in that country, and B is the average gross selling price of the other product, active ingredient or service sold separately in that country. In the event that no separate sale of such other product, active ingredient or service is made during the applicable royalty reporting period and in the relevant country in which the sale of the combination product was made, then Net Sales shall be determined by multiplying the Net Sales of such combination by a fraction (C/(C+D)), where C is Threshold’s or its Affiliate’s standard fully-burdened cost of the Compound Product and D is Threshold’s or its Affiliate’s standard fully-burdened cost of the relevant other product, active ingredient or service. Sales among Threshold and its Affiliates shall not be deemed Net Sales; provided, however, that any sales by Threshold or its Affiliates to independent third parties shall be deemed Net Sales. In the event a Threshold sublicensee sells Compound Product in the Asian Territory, then, for purposes of determining whether payments are owed MediBIC under Section 6.3 of this Agreement, Net Sales shall have the meaning assigned to it in the licensing agreement relating to such Compound Product between Threshold and said sublicensee.

1.18     “Other Indications” means all particular cancers that are agreed in the Development Plan as the therapeutic indication for which regulatory approval will be sought in Japan after or in parallel to the First Indication.

1.19     “Parties” means Threshold and MediBIC.

1.20     “Threshold Territory” shall mean the entire world except the Asian Territory.

ARTICLE 2

DEVELOPMENT PROGRAM OVERVIEW

2.1     Overview. MediBIC shall make a payment of four million seven hundred fifty thousand U.S. dollars (US$4,750,000) to Threshold to support the development of Compound Product in the Asian Territory and in consideration of the opportunity, described herein, to derive financial benefit from the development and Commercialization of Compound Product in the Asian Territory by Threshold, its Affiliate(s), and/or sublicensee(s). The Parties shall diligently negotiate and expect to agree upon a Development Plan for Compound Products in the Asian Territory under which MediBIC, or some third party selected by Threshold, will conduct the clinical trials for the Compound Product in Japan. As consideration for its support of the development of the Compound, MediBIC will receive a percentage of Net Revenues that are received by Threshold from a sublicensee for further development and sales of Compound Products in the Asian Territory and/or a royalty on sales of Compound Products in the Asian Territory by Threshold or its Affiliate(s), as provided in Article 6. Nothing in this Agreement shall be deemed to require Threshold to continue the development or commercialization of any Compound Product(s) if Threshold determines in good faith that such development or commercialization would not be commercially practicable. In that event, Threshold will negotiate in good faith with MediBIC for a period not to exceed sixty (60) days regarding the possible sale of rights to such discontinued Compound Product(s) to MediBIC. Any sale of such rights agreed to by the parties will be set forth in a separate written agreement.

ARTICLE 3

PAYMENT TO THRESHOLD

3.1     Payment. Within thirty (30) days after the Effective Date, and subject to the terms of this Agreement as described below, MediBIC will make a payment of four million seven hundred fifty thousand U.S. dollars (US$4,750,000; the MediBIC Payment) to Threshold.

3.2     Payment Method. MediBIC shall make payment of the MediBIC Payment by bank wire transfer in immediately available funds to an account designated by Threshold.

3.3     Refund of Payment. Threshold will refund the MediBIC Payment in the event that the Parties are unable to agree, before March 1, 2005 (or such later date agreed in writing by the Parties), on a Development Plan for the Compound Product in the Asian Territory; any such refund of the MediBIC Payment shall terminate this Agreement.

ARTICLE 4

DEVELOPMENT PLAN

4.1     Overview. The Development Plan shall describe all major activities that the Parties anticipate will be necessary for the approval of a Compound Product for the First Indication in Japan by [***]. The Development Plan shall also describe manufacturing arrangements and other steps, if any, that must be taken in the Asian Territory prior to regulatory approval in Japan to provide maximum commercial potential for the Compound Product in the Asian Territory. The Development Plan shall include, but not be limited to, the terms as described in Section 4.3.

4.2     Preparation of Development Plan. A Joint Development Committee (JDC) will be established as provided in Section 5.2 below and will meet as soon as practicable after the Effective Date to begin preparing the Development Plan.

4.3     Contents of Development Plan. The Development Plan will include, but is not necessarily limited to, the following provisions:

(a)     First Indication. The choice of the First Indication will be stated in the Development Plan and will be the focus of initial clinical development activities thereunder to support regulatory approval of Compound Product in Japan.

(b)     Additional Indications. The choice of Other Indications will be stated in the Development Plan and will be the focus of clinical development activities after or in parallel to, but with a lower priority than, the First Indication.

(c)     Clinical Trials. The clinical trials that the Parties anticipate will be necessary to achieve regulatory approval of a Compound Product for the First Indication and a projection of the clinical trials that will be required for the Other Indications will be described in the Development Plan. Threshold expects to engage MediBIC or a third party to conduct all clinical trials for the First Indication.

(i)     Timeline. The anticipated timeline for clinical trials and regulatory submissions leading to approval of a Compound Product for the First Indication shall be set forth in the Development Plan.

(ii)     Parameters of the Trials. The number and location of clinical trial sites, proposed principal investigators, if any, anticipated number of subjects in each trial, and other such administrative parameters of the contemplated clinical trials shall be set forth in the Development Plan.

(iii)     Protocol. A draft of the protocol including endpoints, to the extent they can be projected to the satisfaction of the Parties prior to March 1, 2005, for the First Indication shall be set forth in the Development Plan.

(iv)     Regulatory Submissions. A description of the regulatory submissions that will be necessary, and the cost and other resources that will be necessary, to prepare and submit the necessary submissions for the First Indication shall be set forth in the Development Plan.

(v)     Manufacturing Supply. A description of the anticipated source of supply of Compound Product used in the clinical trials shall be set forth in the Development Plan.

(d)     Development Budget. The Development Plan shall include a Development Budget that estimates the expenses to be incurred in performing the Development Plan for the First Indication and for any Other Indications to be pursued contemporaneously therewith.

(e)     Current Relationships with [***]. The Development Plan shall set forth those [***] with whom Threshold has a current relationship or has had prospective business discussions. [***].

4.4     Approval of the Development Plan. The Parties agree to appoint personnel, as provided in Section 5.1, to work diligently to prepare a Development Plan acceptable to both Parties before March 1, 2005. To become effective hereunder, the Development Plan must be agreed upon, as evidenced by the signatures of an authorized representative of each Party, on or before March 1, 2005. If the Parties are unable to agree on a Development Plan by that date, and unless an extension of such deadline is agreed in writing by the Parties, Threshold will refund the MediBIC Payment, as described in Sections 3.1 and 3.3, to MediBIC, and this Agreement will terminate, except for the Confidentiality obligations, which will survive, under Sections 8.1 and 8.2.

4.5     Modifications. After approval by the Parties, the Development Plan may be modified by the Parties pursuant to the authority of the JDC as established in Section 5.5, below. As provided in Section 5.5, the JDC may modify any aspect of the Development Plan, and Threshold shall have the right, in its sole discretion, to modify any aspect of the Development Plan in the event the JDC is unable to reach agreement on a matter relating to the development of Compound Product in the Asian Territory.

4.6     Regulatory Approvals. In the event the Development Plan provides for material participation by MediBIC in the development of Compound Products, MediBIC shall provide all assistance reasonably requested by Threshold in complying with all requirements of applicable laws, rules, and regulations related to regulatory filings and approvals relating to Compound Products in any country in the Asian Territory. If MediBIC is required by applicable laws or regulations of a regulatory authority having jurisdiction in the Asian Territory to disclose information directly to such regulatory authority relating to a Compound Product, MediBIC shall notify Threshold in writing of the requirement and the particulars of the information required to be disclosed, and MediBIC shall coordinate with Threshold in making any such disclosure.

ARTICLE 5

JOINT DEVELOPMENT COMMITTEE

5.1     Overview. The JDC shall work diligently to prepare a Development Plan agreeable to both Parties by March 1, 2005. Thereafter, provided the Development Plan has been agreed upon by the Parties, the JDC will manage the development activities described in the Development Plan and adjust the Development Plan as necessary to reflect new information until the MediBIC Payment has been expended. Threshold shall notify MediBIC when the MediBIC Payment has been expended, and at that time, the JDC shall cease to exist, and Threshold shall assume responsibility to manage all development activities relating to Compound Products. The JDC will also coordinate activities with Threshold and MediBIC and be responsible for coordinating, to the extent Threshold determines such coordination necessary, the development activities of the Compound Product in the Asian Territory with development activities in the Threshold Territory.

5.2     Membership. The JDC shall be composed of at least four members, two members appointed by each Party. Each Party shall designate its initial JDC representatives at the Effective Date so the JDC may begin preparation of the Development Plan as soon as possible after the Effective Date. Each Party may replace its JDC representatives at any time upon written notice to the other Party. Threshold will designate one of its initial JDC representatives as the Chairperson of the JDC.

5.3     Meetings of the Joint Development Committee. Except for the first meeting of the JDC, which will occur as soon as practicable after the execution of this Agreement, future meetings of the JDC shall be held at such times as shall be mutually agreed upon by the Parties, but in no event less often than quarterly until Threshold has paid or otherwise incurred expenses directly relating to development of Product Compound in the Asian Territory that total to an amount that equals or exceeds the MediBIC Payment, at which point the JDC will be dissolved and cease to exist. Additional persons from each Party may attend meetings of the JDC without voting rights. Minutes of the meeting shall be confirmed by both Parties at each meeting.

5.4     Voting. The JDC will make its decisions by majority vote, with each Party’s representatives collectively having one vote. If there is a deadlock in the JDC vote, then Threshold will have authority to cast an additional vote.

5.5     Responsibilities of the Joint Development Committee. The JDC shall agree on the initial Development Plan, shall exercise oversight of the implementation of the Development Plan, and shall approve all modifications and addenda to the Development Plan. To satisfy its responsibilities, the JDC shall prepare and submit to the Parties, by the first day of each calendar year, an updated Development Plan that includes a detailed description of all development anticipated to be performed during the following calendar year.

5.6     Reporting to MediBIC After Dissolution of the JDC. After the dissolution of the JDC, Threshold shall supply MediBIC annual updates within thirty (30) days of each anniversary of the Effective Date regarding development and Commercialization activities relating to Compound Products in the Asian Territory until a Compound Product is marketed in the Asian Territory, in which event, the annual update will be superseded by royalty reports, or until development is stopped based on Threshold’s determination not to continue development or Commercialization of a Compound Product in the Asian Territory.

ARTICLE 6

PAYMENT TO MEDIBIC

6.1     Payments to MediBIC for Sublicensee Sales of Compound Product in the Asian Territory. If Threshold (or any successor to or Affiliate of Threshold holding commercial rights to Compound Products) receives payments from an independent third party sublicensee based on the development and/or Commercialization of a Compound Product in the Asian Territory (i.e., upfront payments for a commercial agreement, milestone payments, or royalty on sales of a Compound Product), and such payments exceed amounts Threshold owes to third parties as a result of such activities (including, in the case of a sublicense in connection with the resolution of any patent claim or dispute, reasonable attorney’s fees and expenses, and any damages or other payments, including royalties, arising therefrom) so that there are Net Revenues, then Threshold shall make payments to MediBIC on those Net Revenues as follows:

(a)     [***] percent ([***]%) of the Net Revenues received by Threshold if [***];

(b)     [***] percent ([***]%) of the Net Revenues received by Threshold if the sublicensee making the payments is a company other [***].

6.2     Payments to MediBIC for Sales by Threshold. In the event Threshold, as opposed to a sublicensee, directly or through a successor or Affiliate sells Compound Product in the Asian Territory, Threshold (or its successor or Affiliate) will pay MediBIC [***] percent ([***]%) of the Net Sales of the Compound Product in the Asian Territory for all sales made by Threshold or its successor or Affiliate in the Asian Territory.

6.3     Incentive Payments for Successful Sublicensing to a [***]. In the event that [***]:

(a)     Threshold shall pay to MediBIC [***].

(b)     Threshold shall pay to MediBIC [***].

(c)     [***].

(d)     [***].

6.4     Payment Method. All payments due under this Agreement to MediBIC shall be made by bank wire transfer in immediately available funds to an account designated by MediBIC. Royalties due on Net Sales or Net Revenues made in currencies other than United States dollars shall be made, at Threshold’s election, either in such currencies or in United States dollars after conversion pursuant to Section 6.4(b) below. All payments, excluding the initial payment made to Threshold under Section 3.1, shall be paid within ninety (90) days after the end of each June and December. Each payment of royalties shall be accompanied by a statement of the amount of Net Sales or Net Revenues, as applicable, during such period, the amount of Net Sales or Net Revenues, as applicable, to date as of the end of such period where necessary in determination of royalty rates, and the amount of royalties due on such sales or revenue. MediBIC hereby agrees that no royalties shall be payable upon samples of the Compound Product used for the purpose of promoting such Compound Product, in such quantities as are standard in the industry for comparable products.

(a)     Taxes. Any withholding of taxes levied by tax authorities on payments hereunder shall be borne by MediBIC, and deducted by Threshold from the sums otherwise payable for payment to the proper tax authorities on MediBIC’s behalf. Threshold agrees to cooperate with MediBIC, at MediBIC’s expense, in the event MediBIC claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withholding taxes imposed on payments made hereunder.

(b)     Foreign Exchange. If Threshold elects to remit payment of royalties hereunder in United States Dollars on Net Sales or Net Royalties received in currencies other than United States dollars, such amounts shall be converted at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States dollar equivalents of any such remittance in any such instance is not lawful or possible, ]the payment of such part of the royalties as is necessary shall bemade by the deposit thereof, in the currency of the county where the sale was made on which the royalty was based to the credit and account of MediBIC or its nominee in any commercial bank or trust company of MediBIC’s choice located in that country, prompt written notice of which shall be given by Threshold to MediBIC.

(c)     Records; Audit. During the term of this Agreement and for a period of three (3) years thereafter, both Parties shall keep complete, true and accurate books of accounts and records for the purpose of determining the payments to be made under this Agreement. Such records will be open for an audit during the term of this Agreement and for the three (3) year period thereafter by U.S. independent accountants selected by MediBIC and reasonably acceptable to Threshold, solely for the purpose of verifying payment statements hereunder. Such accountants shall execute a suitable confidentiality agreement reasonably acceptable to Threshold prior to conducting such audit. Such representatives may disclose to MediBIC only their conclusions regarding the accuracy and completeness of royalty payments and of records related thereto, and shall not disclose any other information from such audit without the prior written consent of Threshold. Such inspections shall be made no more than once each calendar year, at reasonable time and on reasonable notice. Any adjustment in the amount of payments or royalties due MediBIC on account of overpayments or underpayments disclosed in such audit shall be made at the next date when royalty payments are to be made to hereunder. No claim for underpayment may be made by MediBIC more than six (6) months following completion of such audit.

ARTICLE 7

INTELLECTUAL PROPERTY RIGHTS

7.1     License to Threshold of MediBIC Know-How. MediBIC hereby grants Threshold an exclusive, royalty-free (excluding the payments and royalties provided in this Agreement) license to MediBIC Know-How to make, have made, use, offer to sell, sell and import Compound Product throughout the world.

ARTICLE 8

CONFIDENTIALITY

8.1     Confidential Information; Exceptions. During the term of this Agreement, and for a period of five (5) years after termination thereof, each Party will maintain all Confidential Information in trust and confidence and will not disclose any Confidential Information to any third party or use any Confidential Information for any purpose other than as expressly authorized under this Agreement. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement or to the extent required by law, regulation or government or judicial order. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. No Confidential Information shall be disclosed to any employee, agent, consultant, Affiliate, or sublicensee who does not have a need for such information. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that suchemployees, agents, consultants and clinical investigators do not disclose or make any unauthorized use of the Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

Confidential Information shall not include any information which:

(a)     is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

(b)     is known by the receiving party at the time of receiving such information, as evidenced by its records;

(c)     is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure;

(d)     is independently developed by the receiving party without any breach of this Agreement; or

(e)     is the subject of a written permission to disclose provided by the disclosing party.

Additionally, either party may disclose Confidential Information of the other party to the extent required to comply with any court or governmental subpoena, process, order or regulation; provided, however, that the party seeking to make such disclosure shall promptly notify the other party to provide it an opportunity to seek to challenge or limit the scope of such disclosure.

8.2     Financial Terms. The Parties agree that the financial terms of the Agreement will be considered Confidential Information of both parties. Notwithstanding the foregoing, Threshold may disclose such terms to bona fide potential sublicensees, and either Party may disclose such terms in connection with financing efforts. In connection with any such disclosure, each Party agrees to request confidential treatment of such information. Threshold and MediBIC shall have the further right to disclose the terms of the Agreement to any potential acquirer, merger partner, or other bona fide potential financial partner, subject to a requirement to seek confidential treatment of such information.

ARTICLE 9

TERM AND TERMINATION OF AGREEMENT

9.1     Failure to Reach a Development Plan. This Agreement shall expire on March 1, 2005 if a Development Plan has not been agreed upon by the Parties, or if the Parties have not extended such deadline in writing, and the MediBIC Payment will be refunded to MediBIC pursuant to Section 3.3 of this Agreement.

9.2     Term. If the Parties have agreed upon a Development Plan prior to March 1, 2005 (or such later date agreed by the Parties), this Agreement will expire on the expiration date of the last to expire patent in a country in the Asian Territory that is owned or controlled by Thresholdthat claims the Compound, a Compound Product sold in such country, a process employed in such country to make the Compound or a Compound Product, or an approved use of a Compound Product in such country.

9.3     Extension. The Parties may extend the term of this Agreement by the written agreement of both Parties.

9.4     Early Termination by Threshold. If this Agreement is not terminated for failure of the Parties to agree upon on a Development Plan, Threshold may terminate this Agreement after the Development Agreement is agreed upon at any time and terminate its payment obligations under Article 6, following the written notice to MediBIC and receipt by MediBIC of the payment due it under the following schedule:

(a)     [***] U.S. dollars (US$[***]) if the notice of termination is delivered to MediBIC after the Development Plan has been agreed by the Parties, but prior to the Initiation of Phase I clinical testing of a Compound Product in Japan;

(b)     [***] U.S. dollars (US$[***]) if the notice of termination is delivered to MediBIC after the Initiation of Phase I clinical testing in Japan, but prior to the Initiation of Phase II clinical testing of a Compound Product in Japan;

(c)     [***] U.S. dollars (US$[***]) if the notice of termination is delivered to MediBIC after the Initiation of Phase II clinical testing in Japan, but prior to the Initiation of Phase III clinical testing of a Compound Product in Japan; and

(d)     [***] U.S. dollars (US$[***]) if the notice of termination is delivered to MediBIC after the Initiation of Phase III clinical testing in Japan, but prior to regulatory approval of a Compound Product in Japan.

9.5     Accrued Rights, Surviving Obligations. Upon any expiration or termination of this Agreement, all royalty and other payment obligations hereunder shall terminate, except for any accrued rights and obligations of either Party prior to the date of such expiration or termination; provided, however, that in the case of any termination by Threshold under Section 9.4, MediBIC shall not be entitled to any accrued rights to receive payments pursuant to Article 6.

ARTICLE 10

INDEMNITY

10.1     Compound Product Liability Indemnity by Threshold. Threshold shall defend, indemnify and hold MediBIC harmless from and against all claims and expenses, including reasonable attorneys’ fees, arising out of the death of or bodily injury to any person or persons resulting from the Commercialization of Compound Products by Threshold and its sublicensees, other than those claims and expenses arising from MediBIC’s negligence or willful misconduct or failure to follow the Development Plan; and provided that (i) MediBIC provides Threshold prompt notice of any such claim, (ii) Threshold shall not be obligated to indemnify MediBIC for any loss in connection with any settlement unless Threshold consents in writing to such settlement, and (iii) Threshold shall have the exclusive right to defend any such claim.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1     MediBIC Representations, Warranties and Indemnities. MediBIC represents and warrants the following:

(a)     Corporate Authority. MediBIC is a corporation duly organized, validly existing and in good standing under the laws of Japan, has the power and authority, corporate and otherwise, to execute and deliver this Agreement and to perform its obligations hereunder and thereunder, and has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement, and the performance of its obligations hereunder.

(b)     Binding Obligation. This Agreement is the valid and legally binding obligation of MediBIC in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and similar laws and to general principles of equity which are within the discretion of courts of applicable jurisdiction.

(c)     No Conflicts. The execution, delivery and performance by MediBIC of this Agreement, and each other agreement, document, or instrument now or hereafter executed and delivered by MediBIC pursuant thereto or in connection herewith will not: (i) conflict with or violate the articles of incorporation or by-laws of MediBIC or any provision of any law, rule, regulation, authorization or judgment of any governmental authority having applicability to MediBIC or its actions; or (ii) conflict with or result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which MediBIC is a party or by which any of its property is bound.

(d)     Agreements with Employees and Consultants. MediBIC has and will maintain with all MediBIC employees, agents and consultants, written agreements sufficient to enable MediBIC to perform its obligations under this Agreement, whenever MediBIC thinks it is necessary.

11.2     Threshold Representations, Warranties and Indemnities. Threshold represents and warrants the following:

(a)     Corporate Authority. Threshold is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has the power and authority, corporate and otherwise, to execute and deliver this Agreement, and to perform its obligations hereunder, and has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement, and the performance of its obligations hereunder.

(b)     Binding Obligation. This Agreement is the valid and legally binding obligation of Threshold in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and similar laws and to general principles of equity which are within the discretion of courts of applicable jurisdiction.

(c)     No Conflicts. The execution, delivery and performance by Threshold of this Agreement, and each other agreement, document, or instrument now or hereafter executed and delivered by Threshold pursuant thereto or in connection herewith will not: (i) conflict with or violate the articles of incorporation or by-laws of Threshold or any provision of any law, rule, regulation, authorization or judgment of any governmental authority having applicability to

Threshold or its actions; or (ii) conflict with or result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which Threshold is a party or by which any of its property is bound.

(d)     Agreements with Employees and Consultants. Threshold has and will maintain with all Threshold employees, agents and consultants, written agreements sufficient to enable Threshold to perform its obligations under this Agreement, whenever Threshold thinks it is necessary.

11.3     Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 11, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND HEREUNDER, WITH RESPECT TO ANY PATENT RIGHTS, TECHNOLOGY, COMPOUNDS OR CONFIDENTIAL INFORMATION, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY PATENT RIGHTS OR TECHNOLOGY, OR THE NON-INFRINGEMENT OF ANY THIRD PARTY PATENTS OR PROPRIETARY RIGHTS.

ARTICLE 12

IMPORT AND EXPORT CONTROLS

12.1     United States Laws. The Parties understand and acknowledge that each of them is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of MediBIC or Threshold to provide access to or license any technology pursuant to this Agreement, as well as any technical assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the Jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor or interim controlling legislation, and the Export Administration Regulations issued by the Department of Commerce, International Trade Administration, Bureau of Export Administration. Both Parties also agree to comply with the requirements of the U.S. Foreign Corrupt Practices Act (the “Act”) and shall refrain from any payments to third parties which would cause MediBIC or Threshold to violate the Act. At MediBIC’s request and expense, Threshold shall advise MediBIC regarding compliance with the Act.

12.2     Non-United States Laws. MediBIC and Threshold shall each provide the other Party with such reasonable assistance as may be required for the Party requesting such assistance, and at the requesting Party’s expense, to comply with all non-United States laws, ordinances, rules,regulations and the like of all governmental units or agencies within any territory having jurisdiction pertaining to this Agreement, including without limitation, obtaining all import, export and other permits, certificates, licenses or the like required by such non-United States laws, ordinances, rules, regulations and the like, necessary to permit the Parties to perform hereunder and to exercise their respective rights hereunder.

ARTICLE 13

LIMITATIONS OF LIABILITY

NEITHER THRESHOLD NOR MEDIBIC WILL BE LIABLE OR OBLIGATED IN ANY MANNER FOR ANY SPECIAL INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, UNDER ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) STRICT LIABILITY OR OTHERWISE, AND EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE, ARISING OUT OF THIS AGREEMENT OR BY REASON OF BREACH OF THIS AGREEMENT. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY HEREIN.

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.1     Waiver. No waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

14.2     Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns; provided, however, that neither Party shall assign any of its rights and obligations hereunder without the prior written consent of the other party, except that no consent shall be required for any assignment incident to the merger, consolidation, reorganization, or acquisition of stock or assets affecting substantially all of the assets to which this Agreement pertains or actual voting control of the assigning Party.

14.3     Notices. Any notice or other communication required or permitted to be given to either Party hereto shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or by facsimile or five (5) days after mailing by registered or certified mail, postage paid, to the other Party at the following address:

In the case of Threshold:	Threshold Pharmaceuticals, Inc. 951 Gateway Blvd. S. San Francisco, CA 94080 Attention: CEO

In the case of MediBIC:	MediBIC Co., Ltd., Daido Seimei Kasumigaseki Building 8F 1-4-2 Kasumigaseki, Chiyoda-ku, Tokyo, 100-0013 Japan Attention: CEO

Either Party may change its address for communications by a notice to the other Party in accordance with this section.

14.4     Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

14.5     Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

14.6     Construction of Agreement and Choice of Law, Jurisdiction and Venue. This agreement and its terms and conditions shall be governed exclusively by and construed according to the laws of California, U.S.A., excluding its choice of law provisions and also excluding the United Nations Convention on Contracts for International Sale of Goods. The official text of this Agreement and any notices given or accounts or statements required hereby shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language. All disputes which may arise between the Parties hereto in relation to the interpretation or administration of this Agreement shall be first referred to the JDC for resolution. Any disputes which the JDC shall be unable to resolve within a reasonable period of time shall be resolved by the agreement of the Chief Executive Officers of the respective Parties or their delegates. Any disputes which cannot be resolved in this manner shall be finally resolved in the courts in San Francisco, California.

14.7     Force Majeure. Any delays in performance by any Party under this Agreement (other than the payment of money) shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage (a “Force Majeure”). The Party suffering such occurrence shall immediately notify the other Party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence; provided, however, that if a Party is affected by a Force Majeure event for more than ninety (90) days, the party not affected shall be entitled to terminate this Agreement with no further obligation hereunder.

14.8     Independent Contractors. In making and performing this Agreement, MediBIC and Threshold act and shall act all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Threshold and MediBIC. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party.

14.9     Severability. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted rather than voided to achieve the intent of the Parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent.

14.10     Cumulative Rights. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

14.11     Entire Agreement. This Agreement, and any and all Exhibits referred to herein, embodies the entire understanding of the Parties with respect to the subject matter hereof and shall supersede all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof.

IN WITNESS WHEREOF, both MediBIC and Threshold have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, as of the day and year hereinabove written.

THRESHOLD PHARMACEUTICAL, INC.	MEDIBIC CO., LTD.

By: /s/ Harold E. Selick Harold E. Selick Title: Chief Executive Officer Date: December 2, 2004	By: /s/ Yasuhiro Hashimoto Yasuhiro Hashimoto, MD Title: President and CEO Date: December 2, 2004

ADDENDUM

Side letter to Development Agreement between Threshold Pharmaceuticals and MediBIC.

Addressed To: Barry Selick, CEO of Threshold

From: Yas Hashimoto, CEO of MediBIC

Threshold and MediBIC will soon begin preparing a Development Plan for the clinical development of glufosfamide in the Asian Territory, as called for and defined in the Development Agreement between the Parties effective December 2, 2004 (“Agreement”). This letter describes certain exclusive negotiation obligations of Threshold, as set forth below, that shall be deemed part of the Agreement.

If the Parties approve the Development Plan by March 1, 2005, they will then begin good faith negotiations regarding the specifics of commercial development of products containing glufosfamide in the Asian Territory, including clinical testing and regulatory approval. In connection with such negotiations, Threshold agrees that it will not offer any other party the rights to develop and market glufosfamide in the Asian Territory for the time period described below, unless MediBIC gives prior written approval (the “MediBIC Option”). The term of this option shall commence on the date of this letter and continue until July 1, 2005 (or, earlier, if any termination of the Agreement)(the “Option Period”). The Parties may, at any time, agree in writing to extend the Option Period beyond such date.

The MediBIC Option is subject to the following limitations: During the Option Period, Threshold may negotiate with third parties regarding the development and marketing of products containing glufosfamide (a) in connection with any transaction or arrangement involving the sale or transfer of all of Threshold’s stock, assets or business involving glufosfamide, whether by sale, merger, consolidation or otherwise, (b) in connection with a license agreement covering worldwide rights to develop and market products containing glufosfamide, or (c) in connection with a Japanese Pharmaceutical Company described in Section 4.3 of the Agreement.

In consideration for Threshold granting the MediBIC Option, by December 15, 2004, MediBIC will pay Threshold an amount not less than two hundred fifty thousand United States dollars (US$250,000), as agreed upon in writing by the Parties (the “Option Payment”). The Option Payment will be returned in full to MediBIC by Threshold if the Parties do not approve the Development Plan prior to March 1, 2005, or if during the Option Period, (a) Threshold consummates any transaction transferring its glufosfamide assets to a third party, (b) enters into a worldwide license agreement for the development of glufosfamide, or (c) enters into a transaction or arrangement for glufosfamide with a Japanese Pharmaceutical Company other than one that satisfies the requirements of Section 6.1(a) of the Agreement. In addition, at any time during the Option Period, Threshold may return the Option Payment in full to MediBIC and be released from the MediBIC Option.

IN WITNESS WHEREOF, both MediBIC and Threshold have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, as of the day and year hereinabove written.

THRESHOLD PHARMACEUTICAL, INC.	MEDIBIC CO., LTD.

By: /s/ Harold E. Selick Harold E. Selick Title: Chief Executive Officer Date: December 2, 2004	By: /s/ Yasuhiro Hashimoto Yasuhiro Hashimoto, MD Title: President and CEO Date: December 2, 2004